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                                                                    EXHIBIT 99.1


[Cal Dive International Logo]                                      PRESS RELEASE

                                                                 www.caldive.com
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    Cal Dive International, Inc. - 400 N. Sam Houston Parkway E., Suite 400
           Houston, TX 77060-3500 - 281-618-0400 - fax: 281-618-0505

FOR IMMEDIATE RELEASE                                                     03-015

                                                         CONTACT:  JIM NELSON
DATE:  NOVEMBER 3, 2003                                  TITLE:    VICE CHAIRMAN
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             CAL DIVE THIRD QUARTER EARNINGS TRIPLE FROM PRIOR YEAR


HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) reported third quarter net income applicable to common shares of $8.9 million or 24 cents per diluted share. Comparable net income a year ago was $2.9 million or 8 cents per diluted share. Third quarter revenues of $104 million increased by $20 million or 24% due to improved oil and gas commodity prices and increased production related to property acquisitions in the second half of last year.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "Oil and gas operations contributed 33% of third quarter revenues, a level targeted when we began implementation of our business model a decade ago. The quarter also highlighted that Cal Dive is producing what we believe are among the best returns on capital invested in oil and gas properties and production facilities in the industry.

"Third quarter utilization of our marine contracting vessels was 72%, up from 61% a year ago, in a 2003 market characterized by significant excess capacity," Mr. Kratz continued. "Such relatively high levels of utilization are due to CDI's ability to market our DP vessels globally and to our production partnering strategy. Fleet utilization should remain solid during the fourth quarter as a number of our DP vessels will be involved in the commissioning of the deepwater Gunnison and Marco Polo fields.

"Cal Dive is poised to realize a return on a quarter of a billion dollars of Gunnison and Marco Polo investments beginning in 2004. The earnings visibility and cash flow provided by our oil and gas activities buffer the uncertainty surrounding the timing of a recovery in the marine contracting businesses."

Nine month revenues of $295 million increased $84 million or 40% over the prior year due to improved oil and gas production and commodity prices, and to the addition of new deepwater assets. Earnings of $23.9 million were 81% better than the prior year. Fully diluted earnings per share of 63 cents increased by 70%.


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Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics worldwide and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

Certain statements in this press release and accompanying shareholder report are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risks and assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, changes in site conditions and capital expenditures by customers. For a more complete discussion of these risk factors, see our Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company strongly encourages readers to note that some or all of the assumptions upon which such forward-looking statements are based are beyond the company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.